Exhibit 99.1

RUAN Transportation Management Systems Selects Bulldog Technologies’ Wireless Sensor Network Solution to Monitor and Secure Perishables

RICHMOND, British Columbia, May 26, 2005 -- Bulldog Technologies Inc. (OTC BB: BLLD), a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain, announced today that RUAN Transportation Management Systems has purchased Bulldog’s sensor network system for the critical task of monitoring and securing perishable dairy products in their refrigerated containers.

RUAN of Des Moines, Iowa is one of the largest privately owned transportation service companies in the United States. With over 3,800 employees (2,800 drivers), RUAN is a full-service transportation management company providing value-added services including dedicated carriage, logistics and warehouse management, bulk carriage and RUAN Certified Brokerage Services. RUAN owns or operates 2,000 power units and 3,500 trailers.

“We are committed to providing customer focused supply chain management solutions. Each company has its own unique needs and our services are developed to fit those needs,” said Bob Doxsee of RUAN Transportation. “We recently faced the challenge of monitoring the temperature in our refrigerated containers, and Bulldog’s unique wireless sensor monitoring solution addressed our concerns in an elegant and efficient manner, while also providing the added benefit of wireless security monitoring.”

Bulldog has developed a sensor network solution that measures and monitors the temperature of RUAN’s containers with refrigerated perishables and delivers the data real-time to a PC based monitoring application. This wireless sensor network consists of 2.45GHz ZigBee based RF tags and readers. The tags are designed to collect temperature data and transmit the data in real-time to a network of readers deployed throughout the yard to the monitoring application. The application monitors predetermined thresholds and if the load temperature raises to a dangerous level an alarm is issued via an email or a SMS text message. This alarm alerts the site manager of the anomaly and enables him to prevent the spoiling of the containers contents, preventing the loss of thousands of dollars per incident.

ZigBee is a global standard that addresses the unique needs of remote monitoring & control, and sensory network applications; enables broad-based deployment of wireless networks with low cost, low power solutions; and provides the ability to run for years on inexpensive primary batteries for typical monitoring applications. Bulldog had selected ZigBee as the preferred platform to develop wireless security and sensor network applications. For further information on ZigBee visit www.zigbee.org

Bulldog Technologies partnered with Lafayette, CO, based Tendril Networks, a software firm developing middleware for wireless sensor networks (WSNs) to develop the application layer for RUAN’s temperature and security monitoring sensor network solution.

“As developers of middleware for ZigBee wireless networks, we’ve had the privilege of working with numerous products and solutions from various companies,” said Tim Enwall, CEO of Tendril Networks. “We normally set aside a certain amount of time for joint projects like the Bulldog/RUAN sensor network solution, however this particular project took much less time than anticipated due to the reliability and solid architecture of Bulldog ZigBee RFID tags and readers, not to mention the level of knowledge, professionalism and commitment of the Bulldog team.”

“For more than 60 years, RUAN has held a strong commitment to delivering customer satisfaction, being responsive and flexible through the strong understanding of customer needs”, said John Cockburn, President and CEO of Bulldog Technologies. “We share this same corporate philosophy which has lead to the development of this sensor network solution and to this close relationship.”

“Having RUAN implement our wireless tags and readers is an endorsement of our vision to deliver wireless security solutions and sensor networks that monitor, track and secure assets in the supply chain”, said Richard Booth, VP of Sales and Marketing for Bulldog Technologies. “It is though leaders like RUAN that will continue to position Bulldog and the BOSSTM portfolio of solutions as the industry leaders.”

For further information visit RUAN on the Web at http://www.ruan.com.

About Bulldog Technologies

Bulldog Technologies Inc. is a leading provider of wireless security solutions and sensor networks.  The Company researches, develops, and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices and solutions for use in the supply chain, focusing on the cargo transportation and storage industry.

Bulldog's solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Investor Relations

Todd Fromer/Michael Cimini

KCSA Worldwide

(212) 896-1215 / (212) 896-1233

tfromer@kcsa.com / mcimini@kcsa.com
800 Second Avenue, 5th Floor

New York, NY 10017

Press Contact
Jan Roscovich
Bulldog Technologies Inc.
Email: jroscovich@bulldog-tech.com

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